C.H. Robinson 14701 Charlson Rd. Eden Prairie, MN 55347 www.chrobinson.com
FOR INQUIRIES, CONTACT: Robert Houghton, VP of Corporate Finance Email: robert.houghton@chrobinson.com

FOR IMMEDIATE RELEASE

C.H. Robinson Reports 2019 Fourth Quarter Results
MINNEAPOLIS, MN, January 28, 2020 - C.H. Robinson Worldwide, Inc. (“C.H. Robinson”) (Nasdaq: CHRW) today reported financial results for the quarter ended December 31, 2019.
Fourth Quarter Key Metrics:
•Total revenues decreased 8.3 percent to $3.8 billion
•Net revenues decreased 18.9 percent to $578.9 million
•Income from operations decreased 46.5 percent to $136.8 million
•Operating margin decreased 1,220 basis points to 23.6 percent
•Diluted earnings per share (EPS) decreased 45.5 percent to $0.73
•Cash flow from operations decreased 19.9 percent to $211.6 million

Full-Year Key Metrics:
•Total revenues decreased 7.9 percent to $15.3 billion
•Net revenues decreased 4.4 percent to $2.6 billion
•Income from operations decreased 13.4 percent to $790.0 million
•Operating margin decreased 320 basis points to 30.5 percent
•Diluted earnings per share (EPS) decreased 11.4 percent to $4.19
•Cash flow from operations increased 5.4 percent to $835.4 million

“Despite a quarter of challenging operating results, I do believe we took important steps in the quarter. Pricing adjustments to reflect the current market enabled us to deliver flat volume in NAST truckload, including a mid-single-digit increase in contractual volume, and 4.5 percent volume growth in LTL, healthy market share gains in a quarter where volumes as measured by the Cass Freight Index declined approximately 6 percent. We are starting to see our increased investments in technology drive operating efficiency in our business, including a 330-basis point favorable spread between truckload volume growth and headcount growth in our NAST business,” said Bob Biesterfeld, Chief Executive Officer of C.H. Robinson.
Biesterfeld continued, “While our fourth quarter financial results demonstrate that we are not immune to large cyclical swings in the freight environment, we firmly believe that our continued investments through cycles will drive the alignment between net revenue growth and operating costs needed to drive operating margin expansion through freight cycles over the long term.”
In a separate press release issued today, C.H. Robinson also announced the acquisition of Prime Distribution Services, a leading provider of retail consolidation services in North America. Biesterfeld added, “We are excited about the scale and value-added warehouse capabilities that Prime will bring to our retail consolidation platform. Prime has a strong leadership team that is experienced in retail consolidation and warehouse operations. We are thrilled to welcome the employees, customers and carriers of Prime to C.H. Robinson.”

Fourth Quarter Results Summary

•Total revenues decreased 8.3 percent to $3.8 billion, driven by lower pricing across most transportation service lines.
•Net revenues decreased 18.9 percent to $578.9 million, primarily driven by lower margin in truckload services.
•Operating expenses decreased 3.5 percent to $442.1 million. Personnel expenses decreased 11.9 percent to $299.0 million, driven primarily by declines in performance-based compensation, partially offset by a 1.9 percent increase in average headcount. Selling, general and administrative (“SG&A”) expenses increased 20.3 percent to $143.1 million. The largest contributors to the SG&A expense increase were increased technology spend and purchased services related to accelerating our growth and cost savings initiatives.
•Income from operations totaled $136.8 million, down 46.5 percent from last year due to declining net revenues and increased SG&A expenses. Operating margin of 23.6 percent declined 1,220 basis points.
•Interest and other expenses totaled $10.8 million, which primarily consists of interest expense. The fourth quarter also included a $0.9 million unfavorable impact from currency revaluation.
•The effective tax rate in the quarter was 21.4 percent compared to 23.9 percent last year. The lower effective tax rate was due primarily to one-time items resulting in a benefit of $3.2 million versus the prior year.

•Net income totaled $99.1 million, down 47.0 percent from a year ago. Diluted EPS of $0.73 decreased 45.5 percent.

Full-Year Results Summary

•Total revenues decreased 7.9 percent to $15.3 billion, driven by declines across most transportation service lines.
•Net revenues decreased 4.4 percent to $2.6 billion, primarily driven by lower margin in truckload services.
•Operating expenses increased 0.2 percent to $1.8 billion. Personnel expenses decreased 3.4 percent to $1.3 billion, driven primarily by declines in performance-based compensation, partially offset by a 2.3 percent increase in average headcount. SG&A expenses increased 10.7 percent to $497.8 million, due primarily to increases in purchased services, particularly commercial off-the-shelf software and occupancy, partially offset by a reduction in bad debt expense.
•Income from operations totaled $790.0 million, down 13.4 percent from last year due to declining net revenues and increased SG&A expenses. Operating margin of 30.5 percent decreased 320 basis points.
•Interest and other expenses totaled $47.7 million, which primarily consists of interest expense. The twelve-month period also included a $4.2 million unfavorable impact from currency revaluation.
•The effective tax rate for the full year was 22.3 percent compared to 24.5 percent in the year-ago period.
•Net income totaled $577.0 million, down 13.2 percent from a year ago. Diluted EPS of $4.19 decreased 11.4 percent.

North American Surface Transportation Results
Summarized financial results of our NAST segment are as follows (dollars in thousands):

	Three Months Ended December 31,			Twelve Months Ended December 31,
	2019	2018	% change	2019	2018	% change
Total revenues	$2,788,547	$3,050,247	(8.6)%	$11,283,692	$12,346,757	(8.6)%
Net revenues	390,641	508,690	(23.2)%	1,797,369	1,906,261	(5.7)%
Income from operations	130,548	230,070	(43.3)%	722,763	821,844	(12.1)%

Fourth quarter total revenues for C.H. Robinson's NAST segment totaled $2.8 billion, a decrease of 8.6 percent over the prior year, primarily driven by decreased pricing. NAST net revenues decreased 23.2 percent in the quarter to $390.6 million. Net revenues in truckload decreased 29.6 percent, less than truckload (“LTL”) net revenues decreased 3.4 percent, and intermodal net revenues decreased 3.1 percent versus the year-ago period. Excluding the impact of the change in fuel prices, average North America truckload rate per mile charged to customers decreased approximately 11 percent in the quarter, while truckload transportation cost per mile decreased approximately 7.5 percent. Truckload volume was flat in the quarter, as mid-single-digit growth in contractual volume was offset by significant declines in spot market opportunities in the current environment. LTL volumes grew 4.5 percent, and intermodal volumes declined 16 percent versus the prior year. Operating expenses decreased 6.6 percent due to decreased personnel expenses, partially offset by increased SG&A expenses. Income from operations decreased 43.3 percent to $130.5 million, and operating margin declined 1,180 basis points to 33.4 percent. NAST average headcount was down 3.3 percent in the quarter. As a reminder, fourth quarter and full-year NAST results include Robinson Fresh transportation, which was previously reported under the Robinson Fresh segment.

Global Forwarding Results
Summarized financial results of our Global Forwarding segment are as follows (dollars in thousands):

	Three Months Ended December 31,			Twelve Months Ended December 31,
	2019	2018	% change	2019	2018	% change
Total revenues	$600,168	$677,125	(11.4)%	$2,327,913	$2,487,744	(6.4)%
Net revenues	128,989	142,737	(9.6)%	533,976	543,906	(1.8)%
Income from operations	15,030	29,782	(49.5)%	80,527	91,626	(12.1)%

Fourth quarter total revenues for the Global Forwarding segment decreased 11.4 percent to $600.2 million, primarily driven by lower pricing and volumes in ocean and air. Net revenues decreased 9.6 percent in the quarter to $129.0 million, with the acquisition of The Space Cargo Group (“Space Cargo”) contributing 3 percentage points of net revenue growth in the quarter. Ocean net revenues decreased 10.6 percent driven primarily by lower pricing. Net revenues in air decreased 12.8 percent driven by declines in shipments and pricing. Customs net revenues decreased 3.5 percent, primarily driven by reduced transaction volume. Operating expenses increased 0.9 percent, driven by increased SG&A expenses. Fourth quarter average headcount increased 3.4 percent, with Space Cargo contributing 3.5 percentage points to the growth. Income from operations decreased 49.5 percent to $15.0 million, and operating margin declined 920 basis points to 11.7 percent in the quarter.

All Other and Corporate Results

Net revenues for Robinson Fresh, Managed Services and Other Surface Transportation are summarized as follows (dollars in thousands):

	Three Months Ended December 31,			Twelve Months Ended December 31,
Net revenues	2019	2018	% change	2019	2018	% change
Robinson Fresh	$22,907	$27,003	(15.2)%	$109,183	$116,283	(6.1)%
Managed Services	21,380	20,318	5.2%	83,365	78,789	5.8%
Other Surface Transportation	14,946	15,035	(0.6)%	62,417	59,996	4.0%

Fourth quarter Robinson Fresh net revenues decreased 15.2 percent to $22.9 million. Managed Services net revenues increased 5.2 percent in the quarter. Other Surface Transportation net revenues decreased 0.6 percent to $14.9 million, with the acquisition of Dema Service contributing 9 percentage points of net revenue growth.

Other Income Statement Items
The fourth quarter effective tax rate was 21.4 percent, down from 23.9 percent last year. The lower effective tax rate was due primarily to one-time items resulting in a benefit of $3.2 million versus the prior year. In the fourth quarter, we removed our assertion to indefinitely reinvest earnings of foreign subsidiaries. The resulting increase in income tax expense was almost entirely offset by foreign tax credits. We expect our 2020 full-year effective tax rate to be in the range of 22 to 24 percent.
Interest and other expenses totaled $10.8 million, which primarily consists of interest expense. Interest expense declined in the quarter driven by a reduction in our overall debt balance. The fourth quarter also included a $0.9 million unfavorable impact from currency revaluation.
Diluted weighted average shares outstanding in the quarter were down 1.8 percent due primarily to $67.4 million in share repurchases.

Cash Flow Generation and Capital Distribution
Cash from operations totaled $211.6 million in the fourth quarter, down 19.9 percent versus the prior year, primarily due to decreased earnings versus the year-ago period, partially offset by improved working capital performance.
In the fourth quarter, $137.3 million was returned to shareholders, with $69.9 million in cash dividends and $67.4 million in share repurchases. This represents a decrease of 18.5 percent over the prior year.
Capital expenditures totaled $19.5 million in the quarter. We expect full-year 2020 capital expenditures to be between $60 and $70 million, with the majority dedicated to technology.

Outlook
“With a continued focus on lowering our cost to serve and cost to sell, we expect to deliver $100 million in operating expense reduction across the enterprise over the next three years. These initiatives will leverage our technology investments to further optimize our office network and business operations while at the same time continuing to expand the benefits and services we offer to our customers and our carriers. And with nearly 10 million shares still outstanding on our share repurchase authorization, we will continue to opportunistically repurchase our shares to create value for our shareholders,” Biesterfeld stated. “Regardless of the freight environment, we remain firmly committed to leveraging our technology to deliver smarter solutions to our customers and our carriers. We are also firmly committed to the focus areas for our investors, including generating market share gains across all of our service lines, leveraging our technology investments to reduce our operating costs while continuing to deliver industry-leading levels of quality service, and delivering operating margin expansion over time.”

About C.H. Robinson
C.H. Robinson solves logistics problems for companies across the globe and across industries, from the simple to the most complex. With nearly $20 billion in freight under management and 18 million shipments annually, we are the world’s largest logistics platform. Our global suite of services accelerates trade to seamlessly deliver the products and goods that drive the world’s economy. With the combination of our multimodal transportation management system and expertise, we use our information advantage to deliver smarter solutions for our more than 119,000 customers and 78,000 contract carriers. Our technology is built by and for supply chain experts to bring faster, more meaningful improvements to our customers’ businesses. As a responsible global citizen, we are also proud to contribute millions of dollars to support causes that matter to our company, our Foundation and our employees. For more information, visit us at www.chrobinson.com (Nasdaq: CHRW).

Except for the historical information contained herein, the matters set forth in this release are forward-looking statements that represent our expectations, beliefs, intentions or strategies concerning future events. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from our historical experience or our present expectations, including, but not limited to, such factors such as changes in economic conditions, including uncertain consumer demand; changes in market demand and pressures on the pricing for our services; competition and growth rates within the third party logistics industry; freight levels and increasing costs and availability of truck capacity or alternative means of transporting freight; changes in relationships with existing contracted truck, rail, ocean, and air carriers; changes in our customer base due to possible consolidation among our customers; our ability to successfully integrate the operations of acquired companies with our historic operations; risks associated with litigation, including contingent auto liability and insurance coverage; risks associated with operations outside of the United States; risks associated with the potential impact of changes in government regulations; risks associated with the produce industry, including food safety and contamination issues; fuel price increases or decreases, or fuel shortages; cyber-security related risks; the impact of war on the economy; changes to our capital structure; risks related to the elimination of LIBOR; and other risks and uncertainties detailed in our Annual and Quarterly Reports.

Any forward-looking statement speaks only as of the date on which such statement is made, and we undertake no obligation to update such statement to reflect events or circumstances arising after such date. All remarks made during our financial results conference call will be current at the time of the call, and we undertake no obligation to update the replay.

Conference Call Information:
C.H. Robinson Worldwide Fourth Quarter 2019 Earnings Conference Call
Wednesday, January 29, 2020; 8:30 a.m. Eastern Time
Presentation slides and a simultaneous live audio webcast of the conference call may be accessed through the Investor Relations link on C.H. Robinson’s website at www.chrobinson.com.
To participate in the conference call by telephone, please call ten minutes early by dialing: 877-269-7756
International callers dial +1-201-689-7817

We invite call participants to submit questions in advance of the conference call, and we will respond to as many of the questions as we can in the time allowed. To submit your question(s) in advance of the call, please email adrienne.brausen@chrobinson.com.

Summarized Financial Results
($ in thousands, except per share data)

This table of summary results presents our service line net revenues consistent with our historical presentation and is on an enterprise basis. The service line net revenues in the table differ from the service line net revenues discussed within the segments as our segments have revenues from multiple service lines.

	Three Months Ended December 31,			Twelve Months Ended December 31,
	2019	2018	% change	2019	2018	% change
Total revenues	$3,793,326	$4,137,908	(8.3)%	$15,309,508	$16,631,172	(7.9)%
Net revenues:
Transportation
Truckload	$281,544	$395,611	(28.8)%	$1,348,878	$1,445,916	(6.7)%
LTL	113,605	117,326	(3.2)%	477,348	471,275	1.3%
Intermodal	8,186	8,595	(4.8)%	27,670	32,469	(14.8)%
Ocean	73,483	82,234	(10.6)%	308,367	312,952	(1.5)%
Air	25,940	30,761	(15.7)%	106,777	120,540	(11.4)%
Customs	22,925	23,761	(3.5)%	91,828	88,515	3.7%
Other logistics services	31,522	30,603	3.0%	121,994	122,077	(0.1)%
Total transportation	557,205	688,891	(19.1)%	2,482,862	2,593,744	(4.3)%
Sourcing	21,658	24,892	(13.0)%	103,448	111,491	(7.2)%
Total net revenues	578,863	713,783	(18.9)%	2,586,310	2,705,235	(4.4)%

Operating expenses	442,057	458,266	(3.5)%	1,796,334	1,793,152	0.2%
Income from operations	136,806	255,517	(46.5)%	789,976	912,083	(13.4)%
Net income	$99,106	$187,150	(47.0)%	$576,968	$664,505	(13.2)%
Diluted EPS	$0.73	$1.34	(45.5)%	$4.19	$4.73	(11.4)%

Our total revenues represent the total dollar value of services and goods we sell to our customers. Net revenues are a non-GAAP financial measure calculated as total revenues less the cost of purchased transportation and related services and the cost of purchased products sourced for resale. We believe net revenues are a useful measure of our ability to source, add value, and sell services and products that are provided by third parties, and we consider net revenues to be our primary performance measurement. Accordingly, the discussion of our results of operations often focuses on the changes in our net revenues. The reconciliation of total revenues to net revenues is presented below (in thousands):

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2019	2018	2019	2018
Revenues:
Transportation	$3,570,405	$3,896,750	$14,322,295	$15,515,921
Sourcing	222,921	241,158	987,213	1,115,251
Total revenues	3,793,326	4,137,908	15,309,508	16,631,172
Costs and expenses:
Purchased transportation and related services	3,013,200	3,207,859	11,839,433	12,922,177
Purchased products sourced for resale	201,263	216,266	883,765	1,003,760
Total costs and expenses	3,214,463	3,424,125	12,723,198	13,925,937
Net revenues	$578,863	$713,783	$2,586,310	$2,705,235

Condensed Consolidated Statements of Income
(unaudited, in thousands, except per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,

	2019	2018	2019	2018

Revenues:
Transportation	$3,570,405	$3,896,750	$14,322,295	$15,515,921
Sourcing	222,921	241,158	987,213	1,115,251
Total revenues	3,793,326	4,137,908	15,309,508	16,631,172
Costs and expenses:
Purchased transportation and related services	3,013,200	3,207,859	11,839,433	12,922,177
Purchased products sourced for resale	201,263	216,266	883,765	1,003,760
Personnel expenses	298,981	339,316	1,298,528	1,343,542
Other selling, general, and administrative expenses	143,076	118,950	497,806	449,610
Total costs and expenses	3,656,520	3,882,391	14,519,532	15,719,089
Income from operations	136,806	255,517	789,976	912,083
Interest and other expense	(10,784)	(9,456)	(47,719)	(31,810)
Income before provision for income taxes	126,022	246,061	742,257	880,273
Provision for income taxes	26,916	58,911	165,289	215,768
Net income	$99,106	$187,150	$576,968	$664,505

Net income per share (basic)	$0.73	$1.36	$4.21	$4.78
Net income per share (diluted)	$0.73	$1.34	$4.19	$4.73

Weighted average shares outstanding (basic)	135,997	137,797	136,955	139,010
Weighted average shares outstanding (diluted)	136,621	139,182	137,735	140,405

Business Segment Information
(unaudited, dollars in thousands)

	NAST	Global Forwarding	All Other and Corporate	Consolidated
Three Months Ended December 31, 2019
Total revenues	$2,788,547	$600,168	$404,611	$3,793,326
Net revenues	390,641	128,989	59,233	578,863
Income (loss) from operations	130,548	15,030	(8,772)	136,806
Depreciation and amortization	6,384	9,293	9,650	25,327
Total assets (1)	2,550,010	1,021,592	1,069,458	4,641,060
Average headcount	7,154	4,824	3,562	15,540

	NAST	Global Forwarding	All Other and Corporate	Consolidated
Three Months Ended December 31, 2018 (2)
Total revenues	$3,050,247	$677,125	$410,536	$4,137,908
Net revenues	508,690	142,737	62,356	713,783
Income (loss) from operations	230,070	29,782	(4,335)	255,517
Depreciation and amortization	6,385	8,751	9,191	24,327
Total assets (1)	2,567,120	969,736	890,556	4,427,412
Average headcount	7,396	4,664	3,183	15,243

____________________________________________
(1) All cash and cash equivalents are included in All Other and Corporate.
(2) Amounts have been reclassified to reflect the segment reorganization announced in the first quarter of 2019.

Business Segment Information
(unaudited, dollars in thousands)

	NAST	Global Forwarding	All Other and Corporate	Consolidated
Twelve Months Ended December 31, 2019
Total revenues	$11,283,692	$2,327,913	$1,697,903	$15,309,508
Net revenues	1,797,369	533,976	254,965	2,586,310
Income (loss) from operations	722,763	80,527	(13,314)	789,976
Depreciation and amortization	24,508	36,720	39,221	100,449
Total assets (1)	2,550,010	1,021,592	1,069,458	4,641,060
Average headcount	7,354	4,766	3,431	15,551

	NAST	Global Forwarding	All Other and Corporate	Consolidated
Twelve Months Ended December 31, 2018 (2)
Total revenues	$12,346,757	$2,487,744	$1,796,671	$16,631,172
Net revenues	1,906,261	543,906	255,068	2,705,235
Income (loss) from operations	821,844	91,626	(1,387)	912,083
Depreciation and amortization	25,290	35,148	36,291	96,729
Total assets (1)	2,567,120	969,736	890,556	4,427,412
Average headcount	7,387	4,711	3,106	15,204
____________________________________________
(1) All cash and cash equivalents are included in All Other and Corporate.
(2) Amounts have been reclassified to reflect the segment reorganization announced in the first quarter of 2019.

Condensed Consolidated Balance Sheets
(unaudited, in thousands)

	December 31, 2019	December 31, 2018
Assets
Current assets:
Cash and cash equivalents	$447,858	$378,615
Receivables, net of allowance for doubtful accounts	1,974,381	2,162,438
Contract assets	132,874	159,635
Prepaid expenses and other	85,005	52,386
Total current assets	2,640,118	2,753,074

Property and equipment, net	208,423	228,301
Right-of-use lease assets	310,860	—
Intangible and other assets	1,481,659	1,446,037
Total assets	$4,641,060	$4,427,412

Liabilities and stockholders’ investment
Current liabilities:
Accounts payable and outstanding checks	$1,062,835	$1,063,107
Accrued expenses:
Compensation	112,784	153,626
Transportation expense	101,194	119,820
Income taxes	12,354	28,360
Other accrued liabilities	62,706	63,410
Current lease liabilities	61,280	—
Current portion of debt	142,885	5,000
Total current liabilities	1,556,038	1,433,323

Long-term debt	1,092,448	1,341,352
Noncurrent lease liabilities	259,444	—
Noncurrent income taxes payable	22,354	21,463
Deferred tax liabilities	39,776	35,757
Other long-term liabilities	270	430
Total liabilities	2,970,330	2,832,325

Total stockholders’ investment	1,670,730	1,595,087
Total liabilities and stockholders’ investment	$4,641,060	$4,427,412

Condensed Consolidated Statements of Cash Flow
(unaudited, in thousands, except operational data)

	Twelve Months Ended December 31,
	2019	2018
Operating activities:
Net income	$576,968	$664,505
Depreciation and amortization	100,449	96,729
Provision for doubtful accounts	5,853	15,634
Stock-based compensation	39,083	87,791
Deferred income taxes	(2,407)	(15,315)
Excess tax benefit on stock-based compensation	(8,492)	(10,388)
Other operating activities	(3,830)	1,815
Changes in operating elements, net of acquisitions:
Receivables	208,312	(190,048)
Contract assets	26,761	(11,871)
Prepaid expenses and other	(29,871)	16,029
Accounts payable and outstanding checks	(17,968)	36,083
Accrued compensation	(40,757)	47,011
Accrued transportation expenses	(18,626)	25,175
Accrued income taxes	(12,636)	21,176
Other accrued liabilities	8,937	7,200
Other assets and liabilities	3,643	1,370
Net cash provided by operating activities	835,419	792,896

Investing activities:
Purchases of property and equipment	(36,290)	(45,000)
Purchases and development of software	(34,175)	(18,871)
Acquisitions, net of cash acquired	(59,200)	(5,315)
Other investing activities	16,636	(3,622)
Net cash used for investing activities	(113,029)	(72,808)

Financing activities:
Proceeds from stock issued for employee benefit plans	63,092	51,285
Net repurchases of common stock	(324,559)	(322,255)
Cash dividends	(277,786)	(265,219)
Proceeds from long-term borrowings	1,298,000	591,012
Payments on long-term borrowings	(1,505,000)	—
Proceeds from short-term borrowings	185,000	2,674,000
Payments on short-term borrowings	(90,000)	(3,384,000)
Net cash used for financing activities	(651,253)	(655,177)
Effect of exchange rates on cash	(1,894)	(20,186)

Net change in cash and cash equivalents	69,243	44,725
Cash and cash equivalents, beginning of period	378,615	333,890
Cash and cash equivalents, end of period	$447,858	$378,615

	As of December 31,
Operational Data:	2019	2018
Employees	15,427	15,262

Source: C.H. Robinson
CHRW-IR